Exhibit 99.1

Contact: Kevin Lycklama or David Lam Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Reports Record Earnings of $17.3 Million for Fiscal Year 2019;
Highlighted by Strong Loan Growth and Improved Efficiency

Vancouver, WA – April 30, 2019 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (“Riverview” or the “Company”) today announced earnings for the fourth quarter and full year ended March 31, 2019. For the fourth quarter, the Company reported net income of $4.2 million, or $0.19 per diluted share.  This is compared to net income of $4.4 million, or $0.19 per diluted share, in the preceding quarter and $3.0 million, or $0.13 per diluted share, in the fourth fiscal quarter a year ago. For the full fiscal year, Riverview reported net income of $17.3 million, or $0.76 per diluted share, a 69% increase over the prior year.
“The fourth quarter was a healthy finish to a successful year for Riverview”, said Kevin Lycklama, president and chief executive officer. “Our team finished the year strong achieving record earnings driven by high-quality loan growth, solid revenue generation, expense management and a focus on continuous improvement. As we head into the next fiscal year, we have positive momentum, a strong team of seasoned bankers and are well-positioned to generate solid operating results.”
Fourth Quarter Highlights (at or for the period ended March 31, 2019)

•	Net income of $4.2 million, or $0.19 per diluted share.
•	Net interest margin (NIM) was 4.39% for the quarter.
•	Return on average assets of 1.49% for the fourth quarter.
•	Return on average equity of 12.98% for the fourth quarter.
•	Total loans were $876.1 million at March 31, 2019, an 8.0% increase compared to $811.4 million a year ago.
•	Cost of deposits remained low at 0.10% for the quarter, the same as the preceding quarter.
•	Non-performing assets improved to 0.13% of total assets.
•	Total risk-based capital ratio was 16.88% and Tier 1 leverage ratio was 11.56%.
•	Paid a quarterly cash dividend of $0.04 per share, generating a current dividend yield of 2.17% based on the April 29, 2019 share price.
Income Statement
In the fourth fiscal quarter of 2019, the return on average assets increased to 1.49% compared to 1.08% in the fourth fiscal quarter of 2018. The return on average equity and average tangible equity (non-GAAP) increased to 12.98% and 16.50%, respectively, compared to 10.39% and 13.67% for the fourth fiscal quarter a year ago.
Total revenue increased $80,000 during the quarter to $14.5 million and increased $1.2 million compared to the same quarter a year ago. The increase in total revenue was driven by an increase in both interest income and noninterest income.
Net interest income for the quarter was $11.5 million compared to $11.7 million in the preceding quarter and $10.7 million in the fourth fiscal quarter a year ago. The decline in net interest income compared to the preceding quarter was attributable to higher funding costs as well as two fewer days in the quarter. In fiscal 2019, net interest income increased $3.7 million, or 8.7%, to $46.3 million compared to $42.6 million in fiscal 2018.

RVSB Reports Fourth Quarter Fiscal 2019 Results
April 30, 2019

“Our net interest margin increased from a year ago and remained stable compared to the immediate prior quarter, reflecting the overall increase in interest-earning assets in addition to higher yields on these assets,” said David Lam, executive vice president and chief financial officer. “However, increased competition for loans and deposits and a flattening yield curve remains a challenge.”
Riverview’s fourth fiscal quarter net interest margin was 4.39%, which was unchanged from the third fiscal quarter, and a 25-basis point increase when compared to 4.14% in the fourth fiscal quarter a year ago. The accretion on purchased loans totaled $198,000 during the current quarter compared to $172,000 during the preceding quarter resulting in a seven-basis point increase in the NIM for both the current period and the preceding linked quarter. In fiscal year 2019, Riverview’s NIM increased 30 basis points to 4.38% compared to 4.08% in fiscal 2018.
The weighted average rate on loans originated during the quarter ended March 31, 2019 was 5.81% compared to 6.04% for the quarter ended December 31, 2018 and 5.17% for the quarter ended March 31, 2018.
Non-interest income increased to $3.0 million in the fourth fiscal quarter compared to $2.8 million in the preceding quarter and $2.7 million in the same quarter a year ago. For fiscal year 2019, non-interest income increased 7.8% to $11.9 million compared to $11.0 million for fiscal 2018. The increase in non-interest income was primarily driven by an increase in fees and service charges and asset management fees. Loan prepayment fees increased $285,000 during the fourth fiscal quarter compared to the preceding quarter and increased $397,000 year over year. Other gains for the year included growth in debit card interchange revenue and an expansion in our merchant bankcard program. These increases were offset by a decrease in the net gain on sales from loans held for sale due to a decrease in mortgage banking activity.
Asset management fees increased to $987,000 in the fourth fiscal quarter of 2019 compared to $935,000 in the preceding quarter and $866,000 in the fourth fiscal quarter a year ago. For fiscal year 2019, asset management fees increased $343,000 to $3.8 million. Riverview Trust Company’s assets under management grew to $646.0 million at March 31, 2019 compared to $570.4 million three months earlier and $484.3 million one year earlier.
Non-interest expense was $9.0 million during the fourth fiscal quarter of 2019 compared to $8.8 million in the preceding quarter. The increase was primarily related to a $355,000 gain on sale of building related to the Longview branch closing in September 2018, which was recorded in other non-interest expense during the preceding quarter. The efficiency ratio was 61.63% for the fourth fiscal quarter compared to 60.87% in the preceding quarter and 68.52% in the fourth fiscal quarter a year ago. For all of fiscal 2019, non-interest expense was $35.7 million compared to $35.6 million in fiscal 2018. While the Company continues to focus on controlling its expenses; however, we are moving forward with enhancements to our infrastructure for information technology, cybersecurity and our digital delivery channels.
Riverview’s effective tax rate for fiscal year 2019 was 23.0% compared to 43.1% for fiscal year 2018. The decrease was a result of the passage of the Tax Cuts and Jobs Act in December 2017 and the related deferred tax asset valuation adjustment during fiscal year 2018.
Balance Sheet Review
Riverview’s total loans increased $7.5 million during the quarter, a 3.5% annualized increase, to $876.1 million and increased $64.7 million, or 8.0%, when compared to $811.4 million a year ago. The growth during the quarter was mostly concentrated in commercial loans and commercial construction loans with an offsetting decrease in multi-family and single purpose commercial real estate loans. The decrease in single purpose loans was primarily concentrated in hotel loans and auto repair/gas station loans. While loan demand has remained solid, loan balances have continued to be impacted by pay downs on existing loans.
The loan pipeline totaled $38.2 million at March 31, 2019 compared to $33.6 million at the end of the prior quarter. Undisbursed construction loans totaled $63.0 million at March 31, 2019 compared to $79.0 million three months earlier. The majority of the undisbursed construction loans are expected to fund over the next several quarters.
Total deposits were $925.1 million at March 31, 2019 compared to $943.6 million three months earlier and $995.7 million a year ago. Money market and certificates of deposit accounts continue to bear the greatest pressure, due to an increase in competition and pricing pressures in our market area.

RVSB Reports Fourth Quarter Fiscal 2019 Results
April 30, 2019

Shareholders’ equity improved to $133.1 million at March 31, 2019 compared to $128.1 million three months earlier and $116.9 million a year earlier. Tangible book value per share (non-GAAP) increased to $4.65 at March 31, 2019 compared to $4.43 at December 31, 2018 and $3.93 at March 31, 2018. A quarterly cash dividend of $0.04 per share was paid on April 23, 2019.
Credit Quality
Asset quality continues to improve and remained strong throughout the quarter. As a result of this improvement in asset quality, along with the steady low level of net charge-offs, Riverview recorded no provision for loan losses during the fourth fiscal quarter of 2019, the preceding linked quarter or the fourth fiscal quarter of 2018. For fiscal year 2019, Riverview recorded a $50,000 provision for loan losses.
Non-performing loans improved to $1.5 million, or 0.17% of total loans, at March 31, 2019 compared to $1.6 million, or 0.19% of total loans, three months earlier and $2.4 million, or 0.30% of total loans, at March 31, 2018. Riverview had no real estate owned balances at March 31, 2019 and December 31, 2018 compared to $298,000 at March 31, 2018.
Net loan charge offs were $45,000 during the fourth fiscal quarter of 2019 compared to net loan charge offs of $11,000 during the third fiscal quarter of 2019 and $101,000 during the fourth fiscal quarter a year ago.  For fiscal 2019, Riverview recorded loan recoveries of $641,000 which was primarily driven by $783,000 in net recoveries during the first quarter of fiscal 2019 from the collection of a prior charge off on a single loan.
Classified assets totaled $6.3 million at March 31, 2019 compared to $6.0 million at December 31, 2018 and $7.7 million at March 31, 2018. The classified asset to total capital ratio was 4.5% at March 31, 2019 compared to 4.4% three months earlier and 6.2% a year earlier.
The allowance for loan losses totaled $11.5 million, which was unchanged compared to the preceding quarter end. The allowance for loan losses represented 1.31% of total loans at March 31, 2019 compared to 1.32% of total loans at December 31, 2018. Included in the carrying value of loans are net discounts on the MBank purchased loans which may reduce the need for an allowance for loan losses on these loans because they are carried at an amount below the outstanding principal balance. The remaining net discount on these purchased loans was $1.5 million at March 31, 2019 compared to $1.7 million at the end of the prior quarter and $2.2 million at March 31, 2018.
Capital
Riverview continues to maintain capital levels well in excess of the regulatory requirements to be categorized as “well capitalized” with a total risk-based capital ratio of 16.88% and a Tier 1 leverage ratio of 11.56% at March 31, 2019. The Company’s tangible common equity to average tangible assets ratio (non-GAAP) was 9.31% at March 31, 2019.
Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. We believe that certain non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.
Financial measures that exclude intangible assets are non-GAAP measures. To provide investors with a broader understanding of capital adequacy, Riverview provides non-GAAP financial measures for tangible common equity, along with the GAAP measure. Tangible shareholders’ equity is calculated as shareholders’ equity less goodwill and other intangible assets. In addition, tangible assets are total assets less goodwill and other intangible assets. We calculate tangible book value per share by dividing tangible shareholders’ equity by the number of common shares outstanding. This non-GAAP financial measure has inherent limitations, is not required to be uniformly applied and is not audited. Further, the non-GAAP financial measure should not be considered in isolation or as a substitute for book value per share or total shareholders' equity determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. Reconciliations of the GAAP and non-GAAP financial measures are presented below.

RVSB Reports Fourth Quarter Fiscal 2019 Results
April 30, 2019

(Dollars in thousands)	March 31, 2019	December 31, 2018	March 31, 2018

Shareholders' equity	$133,122	$128,094	$116,901
Goodwill	27,076	27,076	27,076
Core deposit intangible, net	920	966	1,103
Tangible shareholders' equity	$105,126	$100,052	$88,722

Total assets	$1,156,921	$1,151,225	$1,151,535
Goodwill	27,076	27,076	27,076
Core deposit intangible, net	920	966	1,103
Tangible assets	$1,128,925	$1,123,183	$1,123,356

About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon on the I-5 corridor. With assets of $1.16 billion at March 31, 2019, it is the parent company of the 95-year-old Riverview Community Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail clients. There are 18 branches, including 14 in the Portland-Vancouver area and three lending centers. For the past 5 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal, The Columbian and The Gresham Outlook.
“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the Company’s ability to raise common capital; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company’s allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in the Company’s market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, the Company’s net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company’s market areas; secondary market conditions for loans and the Company’s ability to sell loans in the secondary market; results of examinations of us by the Office of Comptroller of the Currency or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase the Company’s reserve for loan losses, write-down assets, change Riverview Community Bank’s regulatory capital position or affect the Company’s ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company’s ability to attract and retain deposits; further increases in premiums for deposit insurance; the Company’s ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company’s assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company’s balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company’s workforce and potential associated charges; computer systems on which the Company depends could fail or experience a security breach; the Company’s ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company’s ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may in the future acquire into its operations and the Company’s ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company’s ability to pay dividends on its common stock; and interest or principal payments on its junior subordinated debentures; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services and the other risks described from time to time in our filings with the SEC.

RVSB Reports Fourth Quarter Fiscal 2019 Results
April 30, 2019

Such forward-looking statements may include projections. Any such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the Securities Exchange Commission regarding projections and forecasts nor have such projections been audited, examined or otherwise reviewed by independent auditors of the Company. In addition, such projections are based upon many estimates and inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct.
The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2020 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

RVSB Reports Fourth Quarter Fiscal 2019 Results
April 30, 2019

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets

(In thousands, except share data) (Unaudited)	March 31, 2019	December 31, 2018	March 31, 2018
ASSETS

Cash (including interest-earning accounts of $5,844, $4,641	$22,950	$23,394	$44,767
and $30,052)
Certificate of deposits held for investment	747	747	5,967
Loans held for sale	909	-	210
Investment securities:
Available for sale, at estimated fair value	178,226	182,280	213,221
Held to maturity, at amortized cost	35	36	42
Loans receivable (net of allowance for loan losses of $11,457, $11,502
and $10,766)	864,659	857,134	800,610
Real estate owned	-	-	298
Prepaid expenses and other assets	4,596	4,021	3,870
Accrued interest receivable	3,919	3,789	3,477
Federal Home Loan Bank stock, at cost	3,644	2,735	1,353
Premises and equipment, net	15,458	14,940	15,783
Deferred income taxes, net	4,195	4,680	4,813
Mortgage servicing rights, net	296	325	388
Goodwill	27,076	27,076	27,076
Core deposit intangible, net	920	966	1,103
Bank owned life insurance	29,291	29,102	28,557

TOTAL ASSETS	$1,156,921	$1,151,225	$1,151,535

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Deposits	$925,068	$943,578	$995,691
Accrued expenses and other liabilities	12,536	15,855	9,391
Advance payments by borrowers for taxes and insurance	631	192	637
Federal Home Loan Bank advances	56,586	34,543	-
Junior subordinated debentures	26,575	26,553	26,484
Capital lease obligations	2,403	2,410	2,431
Total liabilities	1,023,799	1,023,131	1,034,634

SHAREHOLDERS' EQUITY:
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
March 31, 2019 – 22,607,712 issued and outstanding;
December 31, 2018 - 22,598,712 issued and outstanding;	226	226	226
March 31, 2018 – 22,570,179 issued and outstanding;
Additional paid-in capital	65,094	65,056	64,871
Retained earnings	70,428	67,126	56,552
Accumulated other comprehensive loss	(2,626)	(4,314)	(4,748)
Total shareholders’ equity	133,122	128,094	116,901

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,156,921	$1,151,225	$1,151,535

RVSB Reports Fourth Quarter Fiscal 2019 Results
April 30, 2019

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income
	Three Months Ended			Twelve Months Ended
(In thousands, except share data) (Unaudited)	March 31, 2019	Dec. 31, 2018	March 31, 2018	March 31, 2019	March 31, 2018
INTEREST INCOME:
Interest and fees on loans receivable	$11,338	$11,129	$9,898	$44,187	$39,659
Interest on investment securities - taxable	1,032	1,110	1,235	4,456	4,648
Interest on investment securities - nontaxable	36	37	36	146	95
Other interest and dividends	58	60	75	329	558
Total interest and dividend income	12,464	12,336	11,244	49,118	44,960

INTEREST EXPENSE:
Interest on deposits	237	240	275	996	1,208
Interest on borrowings	693	416	312	1,819	1,141
Total interest expense	930	656	587	2,815	2,349
Net interest income	11,534	11,680	10,657	46,303	42,611
Provision for loan losses	-	-	-	50	-

Net interest income after provision for loan losses	11,534	11,680	10,657	46,253	42,611

NON-INTEREST INCOME:
Fees and service charges	1,743	1,511	1,431	6,699	5,779
Asset management fees	987	935	866	3,791	3,448
Net gain on sale of loans held for sale	39	82	119	317	641
Bank owned life insurance	189	192	201	734	819
Other, net	50	62	46	317	317
Total non-interest income, net	3,008	2,782	2,663	11,858	11,004

NON-INTEREST EXPENSE:
Salaries and employee benefits	5,665	5,794	5,687	22,320	21,743
Occupancy and depreciation	1,318	1,306	1,349	5,334	5,454
Data processing	593	621	583	2,467	2,313
Amortization of core deposit intangible	46	45	58	183	232
Advertising and marketing	160	151	120	769	747
FDIC insurance premium	80	85	87	326	476
State and local taxes	176	125	178	651	605
Telecommunications	87	85	108	353	417
Professional fees	306	449	255	1,426	1,181
Other	531	142	702	1,870	2,450
Total non-interest expense	8,962	8,803	9,127	35,699	35,618

INCOME BEFORE INCOME TAXES	5,580	5,659	4,193	22,412	17,997
PROVISION FOR INCOME TAXES	1,373	1,271	1,184	5,146	7,755
NET INCOME	$4,207	$4,388	$3,009	$17,266	$10,242

Earnings per common share:
Basic	$0.19	$0.19	$0.13	$0.76	$0.45
Diluted	$0.19	$0.19	$0.13	$0.76	$0.45
Weighted average number of common shares outstanding:
Basic	22,605,012	22,598,712	22,565,483	22,588,395	22,531,480
Diluted	22,663,997	22,663,919	22,651,026	22,659,594	22,623,455

RVSB Reports Fourth Quarter Fiscal 2019 Results
April 30, 2019

(Dollars in thousands)	At or for the three months ended			At or for the twelve months ended
	March 31, 2019	Dec. 31, 2018	March 31, 2018	March 31, 2019	March 31, 2018
AVERAGE BALANCES
Average interest–earning assets	$1,066,133	$1,057,199	$1,043,755	$1,059,063	$1,044,907
Average interest-bearing liabilities	723,805	707,618	735,592	718,595	743,630
Net average earning assets	342,328	349,581	308,163	340,468	301,277
Average loans	869,950	854,368	802,275	844,142	789,204
Average deposits	929,219	967,246	969,916	963,934	978,090
Average equity	131,400	125,252	117,495	124,542	116,669
Average tangible equity (non-GAAP)	103,378	97,182	89,282	96,449	88,371

ASSET QUALITY	March 31, 2019	Dec. 31, 2018	March 31, 2018

Non-performing loans	$1,519	$1,612	$2,418
Non-performing loans to total loans	0.17%	0.19%	0.30%
Real estate/repossessed assets owned	$-	$-	$298
Non-performing assets	$1,519	$1,612	$2,716
Non-performing assets to total assets	0.13%	0.14%	0.24%
Net loan charge-offs in the quarter	$45	$11	$101
Net charge-offs in the quarter/average net loans	0.02%	0.01%	0.05%

Allowance for loan losses	$11,457	$11,502	$10,766
Average interest-earning assets to average
interest-bearing liabilities	147.30%	149.40%	141.89%
Allowance for loan losses to
non-performing loans	754.25%	713.52%	445.24%
Allowance for loan losses to total loans	1.31%	1.32%	1.33%
Shareholders’ equity to assets	11.51%	11.13%	10.15%

CAPITAL RATIOS
Total capital (to risk weighted assets)	16.88%	16.35%	15.41%
Tier 1 capital (to risk weighted assets)	15.63%	15.10%	14.16%
Common equity tier 1 (to risk weighted assets)	15.63%	15.10%	14.16%
Tier 1 capital (to average tangible assets)	11.56%	11.22%	10.26%
Tangible common equity (to average tangible assets) (non-GAAP)	9.31%	8.91%	7.90%

DEPOSIT MIX	March 31, 2019	Dec. 31, 2018	March 31, 2018

Interest checking	$183,388	$183,426	$192,989
Regular savings	137,503	137,323	134,931
Money market deposit accounts	233,317	242,081	265,661
Non-interest checking	284,854	284,939	278,966
Certificates of deposit	86,006	95,809	123,144
Total deposits	$925,068	$943,578	$995,691

RVSB Reports Fourth Quarter Fiscal 2019 Results
April 30, 2019

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Other		Commercial
	Commercial	Real Estate	Real Estate	& Construction
	Business	Mortgage	Construction	Total
March 31, 2019	(Dollars in thousands)
Commercial business	$162,796	$-	$-	$162,796
Commercial construction	-	-	70,533	70,533
Office buildings	-	118,722	-	118,722
Warehouse/industrial	-	91,787	-	91,787
Retail/shopping centers/strip malls	-	64,934	-	64,934
Assisted living facilities	-	2,740	-	2,740
Single purpose facilities	-	183,249	-	183,249
Land	-	17,027	-	17,027
Multi-family	-	51,570	-	51,570
One-to-four family construction	-	-	20,349	20,349
Total	$162,796	$530,029	$90,882	$783,707

March 31, 2018
Commercial business	$137,672	$-	$-	$137,672
Commercial construction	-	-	23,158	23,158
Office buildings	-	124,000	-	124,000
Warehouse/industrial	-	89,442	-	89,442
Retail/shopping centers/strip malls	-	68,932	-	68,932
Assisted living facilities	-	2,934	-	2,934
Single purpose facilities	-	165,289	-	165,289
Land	-	15,337	-	15,337
Multi-family	-	63,080	-	63,080
One-to-four family construction	-	-	16,426	16,426
Total	$137,672	$529,014	$39,584	$706,270

LOAN MIX	March 31, 2019	Dec. 31, 2018	March 31, 2018
	(Dollars in thousands)
Commercial and construction
Commercial business	$162,796	$154,360	$137,672
Other real estate mortgage	530,029	541,797	529,014
Real estate construction	90,882	76,518	39,584
Total commercial and construction	783,707	772,675	706,270
Consumer
Real estate one-to-four family	84,053	86,240	90,109
Other installment	8,356	9,721	14,997
Total consumer	92,409	95,961	105,106

Total loans	876,116	868,636	811,376

Less:
Allowance for loan losses	11,457	11,502	10,766
Loans receivable, net	$864,659	$857,134	$800,610

RVSB Reports Fourth Quarter Fiscal 2019 Results
April 30, 2019

DETAIL OF NON-PERFORMING ASSETS

	Northwest	Other	Southwest
	Oregon	Oregon	Washington	Other	Total
March 31, 2019	(dollars in thousands)

Commercial business	$65	$-	$160	$-	$225
Commercial real estate	-	896	185	-	1,081
Consumer	-	-	169	44	213

Total non-performing loans	$65	$896	$514	$44	$1,519

DETAIL OF LAND DEVELOPMENT AND SPECULATIVE CONSTRUCTION LOANS
	Northwest	Other	Southwest
	Oregon	Oregon	Washington	Total
March 31, 2019	(dollars in thousands)

Land development	$2,184	$1,908	$12,935	$17,027
Speculative construction	1,680	104	15,284	17,068

Total land development and speculative construction	$3,864	$2,012	$28,219	$34,095

RVSB Reports Fourth Quarter Fiscal 2019 Results
April 30, 2019

	At or for the three months ended			At or for the tweleve months ended
SELECTED OPERATING DATA	March 31, 2019	Dec. 31, 2018	March 31, 2018	March 31, 2019	March 31, 2018

Efficiency ratio (4)	61.63%	60.87%	68.52%	61.38%	66.43%
Coverage ratio (6)	128.70%	132.68%	116.76%	129.70%	119.63%
Return on average assets (1)	1.49%	1.53%	1.08%	1.51%	0.90%
Return on average equity (1)	12.98%	13.90%	10.39%	13.86%	8.78%
Return on average tangible equity (1) (non-GAAP)	16.50%	17.91%	13.67%	17.90%	11.59%

NET INTEREST SPREAD
Yield on loans	5.29%	5.17%	5.00%	5.23%	5.03%
Yield on investment securities	2.37%	2.38%	2.32%	2.33%	2.23%
Total yield on interest-earning assets	4.75%	4.63%	4.37%	4.64%	4.31%

Cost of interest-bearing deposits	0.15%	0.14%	0.16%	0.15%	0.17%
Cost of FHLB advances and other borrowings	3.60%	4.35%	3.99%	4.10%	3.85%
Total cost of interest-bearing liabilities	0.52%	0.37%	0.32%	0.39%	0.32%

Spread (7)	4.23%	4.26%	4.05%	4.25%	3.99%
Net interest margin	4.39%	4.39%	4.14%	4.38%	4.08%

PER SHARE DATA
Basic earnings per share (2)	$0.19	$0.19	$0.13	$0.76	$0.45
Diluted earnings per share (3)	0.19	0.19	0.13	0.76	0.45
Book value per share (5)	5.89	5.67	5.18	5.89	5.18
Tangible book value per share (5) (non-GAAP)	4.65	4.43	3.93	4.65	3.93
Market price per share:
High for the period	$8.04	$8.75	$9.68	$9.91	$9.68
Low for the period	7.14	7.03	8.45	7.03	6.51
Close for period end	7.31	7.28	9.34	7.31	9.34
Cash dividends declared per share	0.0400	0.0400	0.0300	0.1500	0.10500

Average number of shares outstanding:
Basic (2)	22,605,012	22,598,712	22,565,483	22,588,395	22,531,480
Diluted (3)	22,663,997	22,663,919	22,651,026	22,659,594	22,623,455

(1)	Amounts for the quarterly periods are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest-bearing liabilities.

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